Exhibit 10.5

CONTRACT OF EMPLOYMENT

With effect from 5.12.2002, between

Franklin Electronic Publishers Deutschland GmbH, represented by its sole shareholder, Franklin Electronic Publishers, Inc. successor in interest to Franklin Electronic Publishers Euro-Holdings B.V.

and

Mr. Walter Schillings

It is hereby agreed the amendment of Paragraph II, subparagraph 2 and subparagraph 3 (which shall become void) of the service agreement of March 11, 1996 in the actual version, last amended with the annex to contract dated 09 May, 2000, as follows:

1.	The terms and conditions of the service agreement with Mr. Schillings shall be continued under a fixed duration period of three years with effect from February 15, 2003 through February 15, 2006. Any extension of this service agreement past

February 2006 shall be consummated by the parties, if at all, not later than six months prior to the end of this fixed term, that is prior to August 15, 2005.

Independent of the aforementioned, Mr. Schillings has to be notified in writing about the date of notice of his contract, provided his contract shall not be extended beyond February 15, 2006. This notification shall have to be given within the deadline of six months. In case there is a shorter period of time between the notification to Mr. Schillings and the factual ending of his contract, the difference arising in his salary as to a six months salary payment is accounted on the basis of his annual salary in the previous year and has to be paid out to Mr. Schillings upon his leaving the company. Should there be no extension of Mr. Schillings contract and no notification to Mr. Schillings, according to the aforementioned agreement, a six months salary payment shall have to be paid to Mr. Schillings upon his date of retiring.

2.	In case the service agreement will be terminated on initiation of Franklin without important cause’ for reasons other than change of control of Franklin Electronic Publishers Inc., Mr. Schillings will receive as compensation in complete satisfaction of this service agreement a payment equal to his then current salary for the remainder of the term. For the purpose of determination of the annual bonus payment, the business result at the time of termination shall be decisive. Important Cause is defined in particular but not limited to as dishonesty, fraud or gross negligence.

3.	If a change of control of Franklin Electronic Publishers, Inc. occurs and the service agreement will be terminated on initiation of Franklin prior to the ending of the duration period, Mr. Schillings will receive two years of the then current salary or the current salary for the completion of the term, whichever is greater, in complete satisfaction of this service agreement. For the purpose of determination of the annual bonus payment, the business result at the time of termination shall be decisive.

4.	In case the service agreement shall be terminated on initiation of Mr. Schillings prior to the ending of the duration period, he agrees to continue all his management duties and responsibilities for at least a six month period since the written declaration that he wants to terminate the service agreement.

den 5.12.02

/s/ Walter Schillings
(Walter Schillings)

, date

/s/
(Franklin Inc.) DIR